EXHIBIT 3.13

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AVATECH SOLUTIONS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Avatech Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY THAT:

FIRST: The name of the Corporation is Avatech Solutions, Inc. The Corporation was originally incorporated under the name of “New Corporation, Inc.”, the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 1986, and the most recent Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 23, 1996.

SECOND: The Board of Directors of the Corporation, at a meeting of the Board of Directors on April 21, 2004, duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware approving the matters covered by this Certificate of Amendment and declaring that the matters covered by said Certificate of Amendment to be advisable and in the best interest of the Corporation.

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THIRD: The Stockholders of the Corporation, at a special meeting of the Corporation held on June 4, 2004, duly approved this Certificate of Amendment pursuant to Section 242 of the General Corporation Law of Delaware.

FOURTH: Paragraph A of Article IV of the Restated Certificate of Incorporation is hereby deleted and the following is substituted in lieu thereof:

A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred Million (100,000,000) shares. Eighty Million (80,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Twenty Million (20,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).

FIFTH: This Certificate of Amendment shall become effective upon the filing of this Certificate with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Avatech Solutions, Inc. has caused this Certificate to be executed and attested, as of the 28th day of June, 2004.

AVATECH SOLUTIONS, INC.		ATTEST:

By:	/s/	/s/
	Donald R. Walsh	Beth O. MacLaughlin, Secretary
Chief Executive Officer

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